EXHIBIT 8
                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]


April 4, 1997


Republic Security Financial Corporation
4400 Congress Avenue
West Palm Beach, FL 33407

Re:  Certain Federal Income Tax Consequences of the
     TRIANGULAR MERGER OF FAMILY BANK WITH REPUBLIC SECURITY FINANCIAL
     CORPORATION

Gentlemen/Ladies:

Pursuant to an agreement dated as of January 7, 1997 among Family Bank ("Family"), Republic Security Financial Corporation ("RSFC"), and Republic Security Bank ("Republic") and certain shareholders of the Company (the "Merger Agreement"), Family will merge with and into Republic. Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement or the other documents referred to in the Merger Agreement.

We have acted as legal counsel to RSFC and Republic in connection with the Merger and you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

         1. The Merger Agreement;

         2. Such other instruments and documents related to the formation, organization and operation of and/or to the consummation of the Merger as we have deemed necessary or appropriate.

In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have also assumed, with your permission and without independent investigation that
(i) original documents (including signatures) are authentic, (ii) documents submitted to us as copies conform to the original documents, (iii) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (iv) the Merger will be effective under the laws of the State of Florida.

Furthermore, as to certain facts (including those facts contained in the "FACTS" section of this opinion) material to our opinion that we did not independently establish or verify, we have relied upon the accuracy of statements and representations of officers of each of Family and RSFC (the "Certifications") contained in officer's certificates, each bearing today's date, which certifications are set forth as follows:

     1. The "FACTS" section of this opinion is true, correct and complete in all respects.

     2. The fair market value of the RSFC Common Stock and other consideration received by each stockholder of Family will be approximately equal to the fair market value of Family Stock surrendered in the exchange.

     3. To the best of Family's knowledge, there is no intention by the stockholders of Family to sell, exchange, or otherwise dispose of a number of shares of the RSFC Common Stock received in the Merger that would reduce such stockholders' ownership of RSFC Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Family Shares as of the same date.

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Republic Security Financial Corporation
April 4, 1997
Page 2

For purposes of this representation, Family Stock exchanged for cash pursuant to dissenters' rights under Section 658.44, Florida Statutes will be treated as outstanding Family Shares on the date of the Merger. Moreover, shares of Family Stock and shares of RSFC Common Stock held by stockholders of Family and otherwise sold, redeemed, or disposed of prior to the Merger will be considered in making this representation.

     4. Following the Merger, Republic will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Family's net assets and at least 70 percent of the fair market value of the Family's gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid to dissenting Family Stockholders and amounts used by Family or Republic to pay reorganization expenses, will be included as assets of Family or Republic, respectively, immediately prior to the Merger.

     5. Prior to the Merger, RSFC will be in control of Republic within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     6. Republic has no plan or intention to issue additional Republic Stock that would result in RSFC losing control of Republic within the meaning of
Section 368(c)(1) of the Code.

     7. RSFC has no plan or intention to reacquire any of the RSFC Stock issued in the Merger.

     8. RSFC has no plan or intention to liquidate Republic; to merge Republic with or into another corporation; to sell or otherwise dispose of Republic Shares except for transfers of stock to a corporation controlled by RSFC; or to cause Republic to sell or otherwise dispose any of its assets or any assets acquired from Family, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     9. The liabilities of Family assumed by Republic and the liabilities to which the transferred assets of Family are subject were incurred by Family in the ordinary course of its business.

     10. Following the Merger, Republic will continue the historic business of Family or use a significant portion of Family's business assets in a business.

     11. RSFC, Republic, Family, and the stockholders of Family will pay their respective expenses, if any, incurred in connection with the Merger.

     12. There is no intercorporate indebtedness existing between RSFC and Family or between Republic and Family that was issued, acquired, or will be settled at a discount.

     13. Neither of Family, RSFC nor Republic are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     14. On the date of the Merger, the fair market value of the assets of Family transferred to Republic will equal or exceed the sum of the liabilities assumed by Republic, plus the amount of liabilities, if any, to which the assets are subject.

     15. Family is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16. No stock of Republic will be issued in the transaction.

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Republic Security Financial Corporation
April 4, 1997
Page 3


     17. None of the compensation received by any stockholder-employee of Family will be separate consideration for, or allocable to any of their Family Stock; none of the shares of RSFC Common Stock received by any Family stockholder-employee will be separate consideration for, or allocable to any employment agreement and any compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

                                      FACTS

RSFC is a Florida bank holding company. Family is a bank chartered by the state of Florida. RSFC believes that Company's assets will complement and expand RSFC's financial and banking capabilities. Accordingly, the parties have agreed to consummate the Merger in accordance with the Merger Agreement.

Pursuant to the Merger Agreement among Family, RSFC, and Republic, Family will merge with and into Republic. The stockholders of Family will receive shares of RSFC Common Stock (the number of shares to be determined by a formula contained in the Merger Agreement) in exchange for all of their Family Stock in the Merger.

                                    OPINIONS

Based upon the foregoing assumptions and Certifications, and on the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and accordingly:

     1. Family, RSFC and Republic will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Family as a result of the Merger.

     3. No gain or loss will be recognized by stockholders of Family whose Family Stock is exchanged solely for RSFC Common Stock pursuant to the Merger except with respect to cash received by such stockholders pursuant to their dissenters' rights under Section 658.44, Florida Statutes.

     4. Family Stockholders who receive cash pursuant to their dissenters' rights under Section 658.44, Florida Statutes will be treated as if such cash had been received in redemption of their Family Stock. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of the cash received and the portion of the tax basis in Family Stock that is allocable to such fractional share. Such gain or loss generally will be treated as capital gain or loss, provided that such Stock is held by such stockholder as a capital asset at the Effective Time.

     5. The aggregate tax basis of the RSFC Common Stock received by stockholders of Family who exchange their Family Shares for RSFC Common Stock in the Merger will be the same as the tax basis of Family Shares surrendered in the exchange.

     6. The holding period for the shares of RSFC Common Stock received or deemed received in the Merger will include the period during which Family Stock surrendered in exchange therefor were held, provided that such Family Stock was held as capital assets at the Effective Time.

     7. The statements of law and conclusions of law included in the Registration Statement under the heading "Certain Federal Income Tax Consequences" are, in all material respects, true, correct and complete.

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Republic Security Financial Corporation
April 4, 1997
Page 4


Our opinions set forth herein are based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinions. If any of the facts, assumptions or Certifications on which our opinions are based is incorrect, please advise us so that we may consider the effect, if any, on our opinions.

We understand that this opinion is to be used in connection with the registration of RSFC's Common Stock to be issued to the holders of Family Stock in the proposed Merger pursuant to the Securities Act of 1933 (the "Act"), as amended. We consent to the filing of this opinion in connection with and as a part of the Registration Statement on Form S-4 and amendments thereto. We also hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consents, however, we do not thereby admit that we are acting with the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions set forth herein have no binding effect on the United States Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinions set forth above.


Very truly yours,